Exhibit 99.1

CONTACT:
Press Inquiries	Investor Inquiries
Scott Larson	Robert Travis
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3432
scott.larson@sycamorenet.com	bob.travis@sycamorenet.com

SYCAMORE NETWORKS REGAINS FULL NASDAQ COMPLIANCE

CHELMSFORD, Mass., August 1, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent networking solutions for fixed line and mobile network operators worldwide, today announced that it has received a letter from the NASDAQ Listing and Hearing Review Council stating that the Company has demonstrated compliance with NASDAQ’s filing requirements under NASDAQ’s Marketplace Rules and that the Company’s securities will continue to be listed on the NASDAQ Global Market.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors, the Company’s inability to file timely periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission and the possible delisting of the Company’s common stock by NASDAQ. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recent Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.